CAERUS GLOBAL

INVESTORS

CODE OF ETHICS

Effective: May 20, 2011

MESSAGE FROM WARD DAVIS AND BRIAN AGNEW

Caerus’s continued success will continue to be built on our ability to fulfill our legal, business and ethical commitments and to abide by a consistent set of values and standards. Caerus’s Code of Ethics (the “Code”) expresses the standards of integrity, honesty, judgment and business practice that support Caerus’s own unique set of values. The Code also helps guide us in complying with the laws, regulations rules and ethical standards that govern our business practices and activities. The Code and Caerus’s policies and procedures as set forth in its Compliance Manual are intended to serve as a basis for ethical decision-making in the conduct of all professional work.

As a condition of employment or other affiliation with Caerus, every employee is expected to comply with this Code and will be held strictly accountable if he or she fails to do so. Any violation of this Code by an employee, or any employee conduct that violates any Caerus policy or procedure or any law, rule, regulation, or ethical or professional norm, shall subject the employee to disciplinary action, up to and including termination of employment. Employees are also expected to cooperate fully and openly with any company audits or investigations (whether conducted by Caerus personnel or designated, authorized third parties) and to answer all questions fully and truthfully. It is a violation of company policy to intimidate, harass, threaten, coerce, harm, discipline, discharge or otherwise retaliate against any employee who reports any actual or suspected illegal or unethical conduct. However, an employee who knowingly makes a false report, knowingly brings or asserts false allegations or accusations, knowingly provides false information or knowingly files a false complaint may be subject to disciplinary action, up to and including termination of employment.

Caerus employees, officers and directors are expected and required to perform their Caerus assignments, tasks, functions, duties and responsibilities consistent with the standards of conduct and ethics, the policies, the procedures, the requirements, the rules and the business practices embodied within this Code. The Code guides our day-to-day actions and provides us with a set of unifying principles that help us maintain our high standards of business conduct, honesty, ethics and integrity.

The Code cannot cover every situation that arises in connection with Caerus’s business, operations and/or related activities. When choices and decisions must be made, sound judgment always must be exercised. When in doubt about any action, event, situation, occurrence or circumstance or any decision to be made, ask for help and use the Code of Ethics as a guide and a starting point to make the right choices and take the right actions in conducting Caerus business. If you ever have reason to believe that a legal or ethical violation has occurred, you must report it to the Chief Compliance Officer. Our policies forbid any form of retaliation against you for fulfilling this obligation. Compliance with the Code, other company policies and procedures and the laws, rules, regulations and ethical and professional norms applicable to our business must be a priority for each of us. I expect all of us to foster a culture in which ethical conduct is recognized and valued. Anything less is unacceptable.

Ward Davis

Founder and Portfolio Manager

Brian Agnew

Managing Partner and Portfolio Manager

Introduction

Certain rules under the Investment Advisors Act of 1940 (“IAA”) and the Investment Company Act of 1940 (“ICA”) require Caerus Global Investors (“Caerus” or the “Company”) to maintain this Code of Ethics (the “Code”). The Code requires that each employee of the Company (individually, an “Access Person”, collectively, “Access Persons”) deal with the Company’s clients fairly and equitably, maintain a standard of business conduct consistent with the Company’s fiduciary obligations to its clients and comply with all applicable federal securities laws. The requirements of the Code are intended to create safeguards to ensure that the Company’s and its Access Persons’ duties regarding clients are being fulfilled and to address potential conflicts of interest that may arise when Access Persons maintain Beneficial Ownership in Covered Securities. See Sections II.A.2. and II.A.4. for definitions of Beneficial Ownership and Covered Securities. To further ensure our fiduciary obligations, the Code also imposes certain restrictions on transactions in which Access Persons directly or indirectly acquire or dispose of Beneficial Ownership in Covered Securities. It also restricts transactions in which an Access Person transacts on behalf of the funds and managed accounts (collectively “the Funds”) for which Caerus provides Investment Management Services or in proprietary trading portfolios held for the benefit of Caerus. These restrictions and the associated reporting requirements are discussed further in this Code.

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the IAA, Caerus, as an investment adviser, has an affirmative statutory obligation to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of Caerus’s business, to prevent the misuse of material, non-public information (often called “inside information”) by Caerus or persons associated with Caerus.

Access Persons are required to report potential violations of the Code to the Company’s Chief Compliance Officer, who will disclose such information only as necessary to resolve the potential issue pursuant to the Code.

The Company will distribute a copy of the Code of Ethics to all Access Persons (i) upon commencement of their employment or engagement with Caerus, (ii) at least annually thereafter and (iii) upon amendment. Upon distribution, Access Persons are required to acknowledge in writing the receipt of the Code and any amendments. The Code will be provided to Access Persons on an annual basis in accordance with the annual compliance calendar. The acknowledgements will be reviewed and maintained by the Chief Compliance Officer in the compliance file pursuant to the IAA’s Recordkeeping requirements.

I. INSIDER TRADING

In the course of your work, you may have access to, receive or discover information which is not generally known to the public regarding Caerus’s activities, operations or plans, or the activities, operations or plans of other companies with which Caerus does business or in which Caerus invests. You must not trade or trade in securities if you have material nonpublic information about those securities. Each of us must follow certain steps to protect ourselves, the firm and others from the misappropriation, misuse and/or unauthorized disclosure, communication, publication or transfer of nonpublic information in the securities markets and the appearance of conflicts of interest or impropriety in handling confidential customer or client information.

Insider trading refers to the illegal practice of improperly trading securities while possessing material nonpublic information. Under federal securities laws, it is generally illegal for any person who possesses "material nonpublic" information about a company to:

•	Buy or sell stock, options or other securities, either personally or on behalf of other persons, in that company;

•     Tell or "tip" anyone else by communicating material non-public information to them;

•     Use such inside information in an effort to achieve or acquire personal gain.

You must follow all insider trading and securities laws and all Caerus policies, procedures and work rules on securities transactions and handling confidential information. Insider trading is unethical and illegal. It will be dealt with firmly by Caerus. Caerus employees who engage in insider trading will be subject to disciplinary action, up to and including the termination of their employment and other relationships or affiliations with Caerus. You could face civil and criminal penalties for insider trading.

A. Material Non-Public Information

Information is “non-public” when it has not been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, the following would be considered public information: (a) information found in a public filing with the SEC or a stock exchange, (b) information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings, or (c) information appearing in publications or general circulation (for example, Bloomberg, Dow Jones News Service, Reuters Economic Services, The Wall Street Journal, etc.).

1) Non-public information is deemed “material” when there is a substantial likelihood that a reasonable investor would consider it important in making a decision about buying, holding or selling a company's securities. Generally, this is information which if disclosed would have an impact on the price of a company’s securities. No simple “bright line” test exists to determine when information is material: it often relates to a company’s results and operations including, for example, dividend changes, earning results, changes in agreements, major litigation, and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Generally, “material” information is information that a reasonable investor would think is important when making.

In order to guard against the misuse of material, non-public information, Access Persons are subject to the following provisions regarding such information as well as certain Trading Restrictions as described in Section 2.B.

1. Any Access Person that believes he or she has received information that might constitute material, non-public information with respect to any issuer must immediately notify the Chief Compliance Officer. Any uncertainty as to whether information is material and non-public must be resolved by referring the question to the Chief Compliance Officer.

2. Access persons are strictly prohibited from providing access to material, non-public information about the Company’s securities recommendations and the Company’s Clients’ securities holdings and transactions to persons who do not need such information to perform their duties to the Company or the Company’s Clients.

3. All Access Persons must take great care in protecting material, non-public information with respect to Caerus’s recommendation, holdings and transactions.

4. Disclosing material, non-public information to inappropriate personnel whether for consideration or not (i.e., tipping) is strictly prohibited. Disclosing material, non-public information to family, friends or acquaintances may be grounds for immediate termination. “Material, non-public information must be disseminated on a “need to know” basis only to appropriate personnel. The Chief Compliance Officer must be consulted should a question arise as to who should be privy to material, non-public information.

5. No Access Person should engage in a transaction in a financial instrument while in possession of material, non-public information concerning such financial instrument. This includes situations in which the Access Person directly or indirectly acquires or disposes of Beneficial Ownership or in which the Access person executes a transaction in a Client Portfolio for which Caerus provides investment management services or a proprietary trading portfolio held for the benefit of Caerus. For purposes of the Code, financial instruments or an issuer include any debt, equity or other instruments issued by the issuer as well as any derivative financial instruments on such debt, equity or other instruments issued by the issuer (for example, stock options, securities futures).

II. PERSONAL SECURITIES TRANSACTIONS

A. Definitions.

1. Access Person

An Access Person is:

a. Any Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by accounts managed by Caerus, or whose functions relate to making of any recommendations with respect to the purchases or sales;

b. Any person who obtains information concerning securities recommendations being made by the Company prior to the effective dissemination of such recommendations or of the information concerning such recommendations and is: 1) in a control relationship to the Company, 2) is an affiliated person of such controlling person, or 3) is an affiliated person of such affiliated person; or

c. All full-time employees of the Company; all directors and officers of the Company, and holders of General Partnership interests of the Funds. With respect to part-time employees, the Chief Compliance Officer may deem such individuals to be Access Persons for the purposes of the Code depending on the nature of the individual’s responsibilities with the Company.

2. Beneficial Ownership

For purposes of the Code, an Access Person has a Beneficial Ownership in a financial instrument or account (a) if the Access Person may stand to profit from the financial instrument or account in some way through any contract, arrangement, understanding, relationship or otherwise or (b) if the Access Person has the ability to exercise investment decision-making powers, or other influence or control, over the financial instrument or account.

3. Client

For purposes of the Code, a Client is any person or entity to which the Company provides investment management (both discretionary and non-discretionary) advice, consultation or other services.

4. Covered Security

Covered Security shall generally have the meaning set forth in Section 2(a)(36) of the Investment Company Act (ICA) but shall also include, for the purposes of the Code, (a) any derivative financial instrument and (b) any shares of open-end investment companies for which the Company serves as investment adviser.

Section 2(a)(36) includes the following financial instruments: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index or securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or a certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

The definition of Covered Security does not include direct obligations of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies for which the Company does not serve as investment adviser, or such other securities as may be excepted under the provisions of ICA Rule 17j-1 and Section 204A-1.

B. Trading Restrictions

The following trading restrictions apply to transactions in which an Access Person directly or indirectly acquires or disposes of Beneficial Ownership in a Covered Security as well as situations in which an Access Person executes a transaction in a Client portfolio for which Caerus provides investment management services or a proprietary trading portfolio held for the benefit of Caerus.

1. Access Persons must ensure that a contemplated transaction does not work to defraud, deceive or engage in any manipulative practice with respect to a Client.

2. No Access Person may engage in a transaction (including directly or indirectly acquiring or disposing of Beneficial Ownership) in a financial instrument while in possession of material, non- public information concerning such financial instrument.

1. Trading in Specific Securities

Initial public offerings or limited offerings.	Access Persons are restricted from trading in initial public offerings or limited offerings.
Open-end investment companies for which the Company serves as the investment adviser.	Access Persons are restricted from making transactions in shares of open-end investment companies for which the Company serves as investment adviser.
Commodities and index based/currency based/interest rate derivative financial instruments.

Access Persons may not trade in these securities

for a period of 5 working days from the date on which the Company last transacted in the security if the security appears on the Restricted List at the time of the transaction.

Trading in stocks (defined as equity securities traded on a recognized national or international exchange, preferred stock and non-index based/currency based/interest rate derivative financial instruments).

Access Persons may not trade in these securities

for a period of 5 working days from the date on which the Company last transacted in the security if the security appears on the Restricted List at the time of the transaction. Trades must be preapproved via e-mail by the CCO and require a 30 day holding period unless a shorter duration is approved by the CCO.

Trading in Exchange Traded Funds (ETFs).	Access Persons may freely trade in these securities but are required to report transactions in these securities.

Trading in direct obligations of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies for which the company does not serve as investment adviser.	Such securities are not Covered Securities and as such Access Persons may freely trade in these securities and are not required to report transactions in such instruments under the Code.

C. The Restricted List

The Chief Compliance Officer will maintain and make available a list of Restricted Securities representing those securities in which the Company holds a material position. A “material position” is a position equal to or greater than 2% of the portfolio’s value on the date of the transaction. The Restricted List will include the dates on which transactions in each security occurred. The Restricted List must be updated no less frequently than weekly and may be updated more frequently on an “as needed” basis.

D. Reporting Requirements

The Code imposes reporting requirements for certain financial institutions and accounts. Some reporting requirements are applicable to holdings of and transactions involving Covered Securities in which an Access Person has Beneficial Ownership. Other reporting requirements are applicable to accounts in which an Access Person may have Beneficial Ownership (but the financial instruments in the account may not fall within the definition of Covered Securities).

1. Initial Holdings Report. An Initial holdings report shall be made not later than 10 days after a person becomes an Access Person. The information must be current as of a date no more than 45 days prior to the person becoming an Access Person. The report shall contain the following information:

a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, the principal amount or relevant indicator of quantity owned (e.g. for future contracts the relevant indicator would be the number of contracts) of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any financial instruments are held for the direct or indirect benefit of the Access Person; and

c. The date the report is submitted by the Access Person.

2. Quarterly Transaction and Account Opening Reports. A report of a new account established during a quarter shall be made no later than 30 days after the end of a calendar quarter. A monthly report of securities transactions shall be made no later than 10 days after the end of each month.The reports shall contain the following information:

a. With respect to any transaction during the month in a Covered Security in which an Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, the report shall contain the following:

i. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount or relevant indicator of each Covered Security involved;

ii. The nature of the transaction (i.e., purchase, sale or any other type of acquisition of disposition);

iii. The price of the Covered Security at which the transaction was effected;

iv. The name of the broker, dealer or bank with or through which the transaction was effected: and

v. The date that the report is submitted by the Access Person.

b. With respect to any account established by the Access person in which any financial instruments were held during the quarter for the direct or indirect benefit of the access Person, the report shall contain the following:

i. The name of the broker, dealer or bank with whom the Access Person established the account;

ii. The date the account was established; and

iii. The date that the report was submitted by the Access Person.

3. Annual Holdings Reports. An annual holdings report shall be submitted not later than 30 days after the end of the year. The report shall contain the following information (which information must be current as of a date no more than 45 days before the report is submitted):

a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount or relevant indicator of each Covered Security in which the Access Person has any direct or indirect beneficial Ownership;

b. The name of the broker, dealer or bank with whom the Access Person maintained an account in which any financial instruments were held for the direct or indirect benefit of the Access Person; and

c. The date that the report is submitted by the access Person.

Access Persons may submit copies of brokerage account statements and/or confirmations to fulfill the reporting requirements above if such statements contain all the information required in the named reports and are received within the time periods specified above.

Access Persons are reminded that they are also responsible for delivering the reports listed above with respect to Covered Securities in which they have Beneficial Ownership that are not held in brokerage accounts.

4. Terminated Employees. On their last date of employment with Caerus, terminated employees are required to sign a statement regarding their trading activities since their last quarterly review. In cases where they are not present to sign this document, this statement will be sent by certified mail with return receipt or by overnight courier to their last known address for completion.

5. Exemptions from Reporting Requirements. An Access Person may not be required to deliver reports listed above with respect to Covered Securities held in accounts over which an Access Person has no direct or indirect influence or control. The Chief Compliance Officer will determine on a case-by-case basis whether an account qualifies for this exemption. In the event that an account qualifies for this exemption, such account shall be deemed to be exempt from the Reporting Requirements as well as the Trading Restrictions described in the Code.

6. Sanctions. Any employee who violates this personal trading policy shall be subject to disciplinary action up to and including termination. The Chief Compliance Officer shall recommend the appropriate action to the CEO following an investigation of the facts and circumstances.

III. ADMINISTRATION AND OVERSIGHT

The Chief Compliance Officer shall be responsible for administering the Code and amending the Code. The responsibilities of the Chief Compliance Officer in administering the Code include:

• Monitoring Access Persons’ transactions in financial instruments;

• Maintaining a list of all Access Persons;

• Obtaining written acknowledgements required under the Code;

• Notifying all Access Persons of their reporting obligations under the Code;

• Reviewing all transactions and holding reports submitted by Access Persons against the Restricted List and signing off on his/her acceptance of the reports;

• Maintaining the Restricted List described in the Code;

• Maintaining applicable documentation of approvals granted under the Code;

• Updating the Code as required by changes in securities laws and regulations; and

• Distributing the Code at least annually to all Access Persons.

The Chief Compliance Officer may at any time delegate any or all of his or her duties as defined above to a member of the Company’s staff or to an external compliance consultant subject to the Chief Compliance Officer’s general supervision, provided however, that the Chief Compliance Officer retains ultimate responsibility for any duties delegated under the Code.

In regards to the monitoring of the trading activities of the Chief Compliance Officer, the Managing Partner shall review the Chief Compliance Officer’s Annual Holding and Quarterly Transaction Reports.

IV. REPORTING VIOLATIONS

Before making any determination that a violation has been committed by an Access Person, the Chief Compliance Officer shall give such Access Person an opportunity to supply additional information regarding the transaction in question. If the Chief Compliance Officer reasonable determines that a violation of the Code has occurred, he or she shall recommend appropriate action with respect to the Access Person which may include, but is not limited to, the issuance of a warning to the individual, disgorgement of profits from trades made in violation of the Code or termination of employment or engagement or engagement with the Company. In determining which sanction is appropriate, the Chief Compliance Officer shall consider all the facts and circumstances including, but not limited to, whether a Client was harmed, whether the individual profited or had the opportunity to profit, and the materiality of the transaction.

The Chief Compliance Officer shall at all times keep the Managing Partner informed of all known or suspected violations of the Code. The Managing Partner may determine additional sanctions for any Access Person who has violated the Code, including those sanctions described above. The Chief Compliance Officer may also report violations of the Code to regulators and other third parties as required in the normal course of business or as determined by the Chief Compliance Officer.

V. RECORDKEEPING

All reports of securities transactions and any other information filed with the Company pursuant to the Code shall be treated as confidential subject to the reporting obligations above. However, in the following situations Caerus may, and retains the right to, disclose such information: (1) to auditors, consultants or other parties engaged by Caerus for the purpose of reviewing Caerus’s compliance with applicable regulations, laws, and/or Caerus’s own policies and procedures; (2) pursuant to a governmental or regulatory body audit or investigation; (3) pursuant to a court or administrative order, subpoena or discovery request; or (4) as otherwise required or advisable under applicable law or regulation.

The following records relating to the Code shall be maintained by the Chief Compliance Officer pursuant to recordkeeping requirements for a period of not less than five years in an appropriate office of the Company:

•	A copy of the Code and any other Code of Ethics, which is, or at any time within the past five years has been, in effect;

•	A record of any violation of the Code and any action taken as a result of such violation;

•	A record of all acknowledgements required under the Code for each person who was or is currently required to complete such acknowledgement;

•	A copy of each personal securities transaction report made pursuant to the Code by any Access Person;

•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code or who are, or within the past five years have been, responsible for reviewing these reports;

VI. OUR ETHICAL DECISION-MAKING FRAMEWORK

At times there may be competing interests and tensions among our various constituencies (Limited Partners, Clients, Funds, consultants, third party business partners, employees and directors). Yet, common to all is the desire to build trusting, open, professional, value-added relationships.

This means that we:

• Are clear, open, truthful and honest

o Make what you know accessible to others.

o Do not conceal, “cover-up” or omit material or significant information that should be disclosed;

o Deliver bad news early, tactfully and personally; and

o Raise concerns and problems at the earliest possible time with the appropriate persons.

• Keep our promises:

o Hold yourself and others accountable for targets and deadlines;

o Do what you say you will do;

o Do not hide or conceal problems or mistakes when disclosure is warranted; and

o Take responsibility for correcting your mistakes and do all you can to correct them.

• Are fair in our dealings with others:

o Express differences of opinion with respect for others;

o	Assume positive intent; and strive for a win-win outcome with customers, clients, vendors, employees, directors, consultants, colleagues, and suppliers.

o Uphold and fulfill our legal obligations:

o Comply with all federal (SEC) and state laws, rules and regulations; and

o Comply with all contractual obligations.

When the right course of action is not clear, seek clarification from the Chief Compliance Officer to help guide you to an ethical and lawful decision that is in keeping with Caerus's commitment to the highest standards of business conduct and integrity.

ACKNOWLEDGEMENT OF THE CODE OF ETHICS

Please sign and return this form to Matthew Husar, Chief Compliance Officer, within 10 days after receiving the Code.

I have read the entire Code of Ethics (the “Code”). I have also had an opportunity to ask, review and receive answers to any questions that I have on the interpretation of any part of the Code.. I believe I understand fully how the Code relates to my position with or on behalf of Caerus and to the best of my knowledge I am in compliance with the Code.

I understand that if I fail to comply with the policies, work rules, processes, procedures, requirements and standards in the Code, or with statutes, rules and/or regulations applicable to Caerus’s business, I may be subject to disciplinary action, including possible dismissal or termination of my relationship with Caerus. Conduct which violates Code provisions may also constitute a violation of civil or criminal law.

Signature                                                                   Date

Print Name                                                                Title

For Compliance Office Use Only:

Date Signed Form Received:

CAERUS

MONTHLY PERSONAL TRANSACTIONS REPORT

List all Covered Securities which you or your immediate family members maintain (including your spouse, your domestic partner, children, step-children if they reside in your household or are financially dependent upon you) or any individual over whose account you have control.

A copy of the brokerage account statement(s) may be provided in lieu of this form provided the statement(s) contain all the information requested below.

This form must be submitted no later than 10 days after the end of each month.

Name of Broker Ticker or CUSIP No. of Shares Pr ice of Security Purchase or Sale Date of Transaction

I hereby certify that the transactions listed above represent a full and complete list of all transactions in Covered

Securities during the reportable period which I am required to report pursuant to the Code of Ethics.

Name                                                                       Date

For Compliance Office Use Only:

I certify that the securities did not appear on the Restricted List at the time the transactions occurred or that the Company did not transact in any of the listed securities for a period of 5 working days from the dates listed above.

Chief Compliance Officer or Designee                    Date

CAERUS

ANNUAL HOLDINGS REPORT

List all Covered Securities which you or your immediate family members maintain (including your spouse, your domestic partner, children, step-children if they reside in your household or are financially dependent upon you) or any individual over whose account you have control as of the end of this calendar year. A copy of the brokerage account statement(s) may be provided in lieu of this form provided in lieu of this form provided the statement(s) contain all the information requested below.

This form must be submitted no later than 30 days after the end of each calendar year and must be current as of 45 days before the report is submitted.

Name of Broker Type of Security Ticker or CUSIP No. of Shares Principal Amount

I hereby certify that the transactions listed above represent a full and complete list of all Covered Securities held as of the end of the reportable year which I am required to report pursuant to the Code of Ethics.

Name                                                                       Date

For Compliance Office

Use Only:

I certify that the securities did not appear on the Restricted List at the time the transactions occurred or that the Company did not transact in any of the listed securities for a period of 5 working days from the dates listed above.

Chief Compliance Officer or Designee                    Date

CAERUS

INITIAL HOLDINGS REPORT

List all Covered Securities which you or your immediate family members currently maintain (including your spouse, your domestic partner, children, step-children if they reside in your household or are financially dependent upon you) or any individual over whose account you have control. A copy of the brokerage account statement(s) may be provided in lieu of this form provided in lieu of this form provided the statement(s) contain all the information requested below.

This report must be made no later than 10 days after you became an Access Person and must be current as of 45 days before you became an Access Person.

Name of Broker Type of Security Ticker or CUSIP No. of Shares Principal Amount

I hereby certify that the Covered Securities listed above represent a full and complete list of all Covered Securities held as of this date which I am required to report pursuant to the Code of Ethics.

Name                                                                       Date

For Compliance Office

Use Only:

I certify that the above securities comply with the Trading Restrictions set forth in this Code.

Chief Compliance Officer or Designee                    Date

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